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                                                                    Exhibit 23-A



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Amendment No. 1 to Form S-3 of our report dated January 21, 1998, except for the business combination with Echlin Inc. which is as of November 6, 1998, relating to the consolidated financial statements of Dana Corporation which appears in the Current Report on Form 8-K dated November 9, 1998 of Dana Corporation. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 40 of such Current Report on Form 8-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICEWATERHOUSECOOPERS LLP


Toledo, Ohio



December 22, 1998












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